Exhibit 3.1

PRESTON HOLLOW COMMUNITY CAPITAL, INC.

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:       Preston Hollow Community Capital, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Lewis Eldridge, whose address is c/o Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on May 17, 2021.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Preston Hollow Community Capital, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is currently [      ], which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is Jim Thompson.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and Article VII, below, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation, as amended, supplemented and in effect from time to time (the “Charter”), or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (c) any individual who served any predecessor of the Corporation in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by this Section 5.5 shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance of expenses to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Section 5.5 shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or the Bylaws of the Corporation inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Section 5.9 Corporate Opportunities. (a) If any director or officer of the Corporation who is also an officer, employee, agent, Affiliate or designee of Stone Point Capital, LLC (“Stone Point”) or HarbourVest Partners, LLC (“HarbourVest” and, together with Stone Point, each, a “Sponsor Affiliate”), or any of their Affiliates (each, a “Sponsor Affiliate Designee”), acquires knowledge of a potential business opportunity, the Corporation renounces, on its behalf and on behalf of its subsidiaries, to the maximum extent permitted from time to time by Maryland law, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity, unless it is a Retained Opportunity (as defined in Section 5.9(b) below). Accordingly, except for Retained Opportunities, to the maximum extent permitted from time to time by Maryland law and the Charter, (i) no Sponsor Affiliate Designee is required to present, communicate or offer any business opportunity to the Corporation or any of its subsidiaries and (ii) each Sponsor Affiliate Designee, on his or her own behalf or on behalf of its Sponsor Affiliate or any of its Sponsor Affiliate’s Affiliates, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Corporation and its subsidiaries. The taking by a Sponsor Affiliate Designee for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity, other than a Retained Opportunity, shall not constitute or be construed or interpreted as (i) an act or omission of Sponsor Affiliate Designee committed in bad faith or as the result of active or deliberate dishonesty or (ii) receipt by the Sponsor Affiliate Designee of an improper benefit or profit in money, property, services or otherwise. For the avoidance of doubt, the foregoing shall not affect any rights or obligations of Corporation, any Sponsor Affiliate, or any other Affiliates of any Sponsor Affiliate who are not, individually, directors or officers of the Corporation, including rights and obligations arising out of agreements between the Corporation, on the one hand, and any Sponsor Affiliate or any of its Affiliates, on the other hand.

(b)            For purposes of this Section 5.9:

(i)            The term “Representative” shall mean each of a Sponsor Affiliate’s and its Affiliates’ respective officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or any other Person (as such term is defined in Article VII) associated with or acting on behalf of such Sponsor Affiliate or their Affiliates.

(ii)            The term “Retained Opportunity” shall mean any business opportunity of which any Sponsor Affiliate Designee or other Representative of any Sponsor Affiliate becomes aware solely as a direct result of his, her or its capacity as a director or officer of the Corporation and (A) which the Corporation is financially able to undertake, (B) which the Corporation is not prohibited by contract or applicable law from pursuing or undertaking, (C) which, from its nature, is in the line of the Corporation’s business, as may be amended from time to time (D) which is of practical advantage to the Corporation and (E) in which the Corporation has an interest or a reasonable expectancy.

(iii)           The term “Affiliate” shall, mean with respect to any specified Person, (A) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (B) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided that the Corporation and its direct and indirect subsidiaries shall not be deemed to be Affiliates of a Sponsor Affiliate.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(iv)           The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 1,200,000,000 shares of stock, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which 500,000,000 shares are classified and designated as Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and 500,000,000 shares are classified and designated as shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock”), and 200,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $12,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote, and the holders of all outstanding shares of Common Stock shall vote together as a single class. The Board of Directors may classify any unissued shares of Common Stock and reclassify any previously classified but unissued shares of Common Stock of any class or series from time to time into one or more classes or series of stock.

6.2.1  Class A Common Stock. Holders of Class A Common Stock shall have the right to vote, as a separate class, on any amendment to the Charter that would, in a manner that adversely affects the Class A Common Stock, (a) modify this Section 6.2.1 or (b) both (i) require approval of the stockholders of the Corporation under the MGCL and (ii) alter the correlative voting and distribution rights of the Class A Common Stock and the Class B Common Stock, or alter the conversion rights of the Class B Common Stock, as expressly set forth in the Charter.

6.2.2 Class B Common Stock. Except as may otherwise be specified in the Charter, the shares of Class B Common Stock shall have the additional preferences, conversion or other rights, voting powers, restrictions and qualifications as follows:

(a)            Definitions. For the purpose of this Section 6.2.2, the following terms shall have the following meanings:

OP Unit. The term “OP Unit” shall mean a Class A Unit, as defined in the Partnership Agreement.

Operating Partnership. The term “Operating Partnership” shall mean PHCC OP, LP, a Delaware limited partnership, or any successor operating partnership subsidiary of the Corporation.

Partnership Agreement. The term “Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, as amended and in effect from time to time.

Permitted Transferee. The term “Permitted Transferee” shall have the meaning ascribed to that term in the Partnership Agreement.

(b)            Voting Rights. Holders of Class B Common Stock shall have the exclusive right to vote, as a single class, on any amendment to the Charter that would, in a manner that adversely affects the Class B Common Stock, only (i) modify this Section 6.2.2(b) or (ii) both (A) require approval of the stockholders of the Corporation under the MGCL and (B) alter the correlative voting and distribution rights of the Class A Common Stock and the Class B Common Stock, or alter the conversion rights of the Class B Common Stock, as expressly set forth in the Charter.

(c)            Distribution Rights. Subject to the preferential rights, if any, of holders of any other class or series of stock of the Corporation and subject to any other provisions of the Charter, holders of outstanding shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. If, at any time, a dividend or other distribution in cash or other property (other than (i) a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) or (ii) a repurchase of outstanding shares of Class A Common Stock) is declared, paid or set apart on (x) the Class A Common Stock, then a like dividend or other distribution in cash or other property shall also be declared, paid or set apart on the Class B Common Stock, in an amount per share equal to equal to 1/50th, or 2%, of the amount of such dividend or other distribution per share declared, paid or set apart on the Class A Common Stock or (y) the Class B Common Stock, then a like dividend or other distribution in cash or other property shall also be declared, paid or set apart on the Class A Common Stock, in an amount per share equal to equal to 50 times the amount of such dividend or other distribution per share declared, paid or set apart on the Class B Common Stock.

(d)            Liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payment of or adequate provision for all of the known debts and liabilities of the Corporation and subject to the preferential rights, if any, of holders of any other class or series of stock of the Corporation, holders of outstanding shares of Class B Common Stock shall be entitled to share ratably in any distribution of the assets and funds of the Corporation available for distribution to the holders of Common Stock with the holders of outstanding shares of Class A Common Stock, in the same respective proportions as provided in Section 6.2.2(c), above (i.e., each share of Class B Common Stock entitles the holder thereof to a distribution in an amount equal to 1/50th, or 2%, of the amount of any cash distribution per share declared, paid or set apart per share of Class A Common Stock).

(e)            Conversion. If, at any time, a holder of shares of Class B Common Stock tenders OP Units held by such holder for redemption in accordance with the Partnership Agreement, and such OP Units are exchanged for shares of Class A Common Stock in accordance with the Partnership Agreement, a number of shares of Class B Common Stock held by such holder equal to the number of OP Units so exchanged shall automatically, and without any action by such holder, be converted into a number of shares of Class A Common Stock equal to 1/50th of the number of shares of Class B Common Stock so converted, effective as of the date of such exchange of OP Units, or such other date fixed therefor by the Corporation that is as soon as reasonably practicable after the date of such exchange of OP Units; provided, however, that no fractional shares of Class A Common Stock will be or remain issued, and each stockholder otherwise entitled to a fractional share of Class A Common Stock as a result of any such conversion shall instead be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share of Class A Common Stock multiplied by the last reported sale price per share of the Class A Common Stock on the New York Stock Exchange, or such other primary exchange or quotation system on which the Class A Common Stock is then listed or traded, on the trading day immediately preceding the date of such conversion or, if the Class A Common Stock is not so listed or traded, the fair value of a share of Class A Common Stock as determined by the Board of Directors.

(i)              In the event of any conversion of Class B Common Stock pursuant to this Section 6.2.2(e), any certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent the number of shares of Class A Common Stock into which such shares of Class B Common Stock were converted until the certificates formerly representing such shares of Class B Common Stock are exchanged for new certificates representing such number of shares of Class B Common Stock, as contemplated by Section 6.2.2(e)(vi) below.

(ii)             Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 6.2.2(e), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(iii)            Upon the conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 6.2.2(e), such shares of Class B Common Stock shall automatically be reclassified as shares of Class A Common Stock, such that the number of authorized shares of Class B Common Stock shall be automatically decreased, and the number of authorized shares of Class A Common Stock shall be automatically increased, in each case, by the number of shares of Class B Common Stock so converted, and the aggregate number of shares of Common Stock of all classes and series that the Corporation has authority to issue under the Charter shall not be changed as a result of such conversion.

(iv)            As promptly as practicable after the presentation and surrender for conversion, during usual business hours, at any office or agency of the Corporation, of any certificate representing certificated shares of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to this Section 6.2.2(e), if the shares of Class A Common Stock issued upon such conversion are represented by certificates, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate representing the number of shares of Class A Common Stock issuable upon such conversion.

(f)            Issuance and Transfer. The Corporation shall not have the power to issue shares of Class B Common Stock other than (i) in connection with the issuance of an equal number of OP Units, and then only to the recipient of such OP Units, or (ii) in connection with a stock dividend or other event that complies with the requirements of Section 6.2.3. Shares of Class B Common Stock shall be transferrable only to a Permitted Transferee in connection with the transfer of an equal number of OP Units to such Permitted Transferee. Any attempted or purported issuance or transfer of shares of Class B Common Stock in violation of the limitations set forth in this Section 6.2.2(f) shall be void ab initio.

6.2.3 Equal Status. Except as specifically set forth in Section 6.2 or as required to comply with this Section 6.2.3, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably (in the relative proportions specified herein) in all dividends and other distributions authorized, declared or paid by the Corporation and shall be identical in all respects as to all matters. In the event that the Corporation effects a distribution of Voting Securities, or splits or subdivides, or effects a reverse stock split or other combination of, shares of its outstanding Class A Common Stock or Class B Common Stock, then either a correlative distribution of Voting Securities shall be effected, or the shares of Class B Common Stock or the Class A Common Stock, respectively, shall be adjusted in a manner, whether by distribution of Voting Securities, stock split, subdivision, reverse stock split, combination or otherwise, in each case, to maintain the correlative voting and distribution rights provided for the Class A Common Stock and Class B Common Stock pursuant to Section 6.2, taking into account any corresponding changes in the rights of holders of OP Units. In the event of (a) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (b) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), each holder of shares of Class B Common Stock shall be entitled to receive in connection with a transfer of such shares of Class B Common Stock incidental to such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer the same consideration on a per share basis as a holder of 1/50th of a share of Class A Common Stock is entitled to receive.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Article V, Section 5.8 and the next following sentence of this Article VII of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.8 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to case at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 shares of Common Stock, $0.01 par value per share, of which 500 shares were classified and designated as shares of Class A Common Stock and 500 shares were classified and designated as shares of Class B Common stock. The aggregate par value of all shares of stock having par value was $10.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,200,000,000, consisting of 1,000,000,000 shares of Common Stock, $0.01 par value per share, of which 500,000,000 shares are classified and designated as shares of Class A Common Stock and 500,000,000 shares are classified and designated as shares of Class B Common stock, and 200,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $12,000,0000.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 2021.

ATTEST:	PRESTON HOLLOW COMMUNITY CAPITAL, INC.

By:
Secretary	President

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